Exhibit 10.32

November 8th, 2021
Brian Nurse

Dear Brian:

The purpose of this letter is to confirm our offer to you as Executive Vice President, Chief Legal Officer and Secretary, reporting to Cedar Fair’s President and CEO (Richard Zimmerman), effective November 15th, 2021. Your biweekly salary will be $16,346.15 ($425,000 annually) and you will be eligible for a review at the end of 2022.

In this new role, you will participate in the Company’s Executive Compensation Program. This program has two components: a cash-based Short Term Incentive Plan with a target annual bonus opportunity of 100% of your base salary (your participation would start in 2022), and an equity-based Long Term Incentive Plan (LTIP) with a target annual value at grant of 125% of your base salary. For 2021, you will receive LTIP awards having a target value at grant of $451,350 (which reflects a prorate of 85% for 2021), 60% of which will be in the form of performance units based on previously established performance goals, and 40% of which will be in the form of time-based restricted units.

You will be provided with four weeks of vacation and all aspects of the vacation policy will apply.

Cedar Fair’s Executive Compensation Program is reviewed by the Board of Directors each year and is therefore subject to change from time to time. Awards under the LTIP will be made in accordance with the timetable established by the Cedar Fair Board of Directors. The terms and conditions of the Executive Compensation Program and all related incentives are subject to the terms of the board approved plan document and any amendments, replacements, or other modifications subsequently made by Cedar Fair. Your participation in all incentive plans, as well as the calculation and receipt of incentive payments, is at the sole discretion of Cedar Fair.

Cedar Fair will also provide you with a new hire grant of 10,000 Cedar Fair units. The value of this retention grant will be based on the closing unit price on the last business day immediately before your start date and will cliff vest fully on February 24th, 2025, subject to your continuous employment with Cedar Fair through that date. Your eligibility for this equity grant and all terms and conditions of this grant will be governed by the terms of Cedar Fair’s typical award agreement.

Although your employment with Cedar Fair is “at will,” (as explained further in the Cedar Fair Corporate Associate Guidelines that will be issued on or before your start date), you will be eligible to participate in a severance plan (the “Severance Plan”), that will make you eligible for certain severance benefits if your employment is terminated in qualifying circumstances, subject to the terms of the Severance Plan. The Severance Plan will be reviewed from time to time and may be amended or terminated by the Board subject to certain limitations in the plan.

Cedar Fair supports a drug free environment and performs substance abuse testing. Your continued employment may be contingent on passing a test for drugs, alcohol, and other controlled substances. Additionally, your employment is contingent upon your ability to perform the essential functions of this job, with or without accommodations. These matters and other terms and conditions of your employment are subject to Cedar Fair’s Corporate Associate Guidelines and other written policies and procedures.

This letter supersedes any oral or written representations regarding job security, benefits or termination that may have previously been made by a representative of Cedar Fair.

Any modification to this offer must be made in writing and signed by the President and CEO of Cedar Fair L.P.

Brian, on behalf of Cedar Fair, I’d like to congratulate you on this exciting opportunity, and I wish you great success in your new role.

Sincerely,

/s/ Richard Zimmerman
Richard Zimmerman
President and CEO, Cedar Fair

Accepted and Agreed:	/s/ Brian Nurse
Brian Nurse
cc: Craig Heckman